Exhibit 99.2

FOR IMMEDIATE RELEASE

GENESIS HEALTHCARE RECEIVES REVISED PROPOSAL FROM FILLMORE CAPITAL PARTNERS TO ACQUIRE GENESIS FOR $67.25 PER SHARE IN CASH, WITHOUT INTEREST

KENNETT SQUARE, PA – May 7, 2007 – Genesis HealthCare Corporation (“GHC” or “Genesis”) (NASDAQ: GHCI) today announced that Fillmore Capital Partners, LLC (“Fillmore”) has revised its proposal to acquire all outstanding shares of Genesis common stock. Under the terms of the revised proposal, Fillmore has offered to pay $67.25 per share in cash, without interest. Under Fillmore’s previous offer, it had proposed a purchase price of $65.25 which would have increased by 6% per annum, or $0.01073 per day, beginning August 15 until transaction close.

The Board of Directors of Genesis, consistent with its fiduciary duties and the Company's obligations under its existing merger agreement with affiliates of Formation Capital, LLC (“Formation”) and JER Partners (“JER”), is reviewing Fillmore’s latest proposal and considering it relative to the pending transaction with Formation/JER. On May 2, 2007, Genesis announced that it has amended its merger agreement with a venture between affiliates of Formation and JER to increase the consideration payable to shareholders to $65.25 per share in cash. Under the amended agreement, if the transaction is not completed prior to July 31, 2007, the purchase price will increase by 9% per annum, or $0.01609 per day, beginning July 31, 2007 until the transaction closes.

The adjourned annual meeting of Genesis shareholders, at which the shareholder vote on the Formation/JER transaction will take place, is scheduled to be held on May 11, 2007 at 10:00 a.m. at Genesis headquarters in Kennett Square, Pennsylvania. Only shareholders of record as of March 5, 2007 are entitled to vote at the annual meeting.

Genesis's Board of Directors is not making any recommendation at this time with respect to Fillmore’s proposal. At this time, the Board’s recommendation in favor of the Formation/JER transaction is unchanged.

About Genesis HealthCare Corporation
Genesis HealthCare Corporation (NASDAQ: GHCI) is one of the nation's largest long-term care providers with over 200 skilled nursing centers and assisted living residences in 13 eastern states. Genesis also supplies contract rehabilitation therapy to over 600 healthcare providers in 20 states and the District of Columbia.

Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction and any other statements contained in this news release that are not purely historical fact are forward-looking statements. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the approval of the proposed merger by regulatory agencies, approval of the merger by the shareholders of GHC, satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement and the risks that have been described from time to time in GHC’s reports filed with the Securities and Exchange Commission (“SEC”), including its definitive proxy statement in connection with the 2007 annual meeting of shareholders and its annual report on Form 10-K for the fiscal year ended September 30, 2006. This document speaks only as of its date, and each of GHC, JER and Formation disclaims any duty to update the information herein.

Additional Information and Where to Find It:
On March 7, 2007, GHC filed with the SEC, and thereafter furnished to shareholders, a definitive proxy statement in connection with its 2007 annual meeting of shareholders. Since March 7, GHC has filed additional proxy soliciting materials, including a proxy supplements filed with the SEC on April 23, 2007 and on May 4, 2007. Investors and security holders are urged to read the proxy statement, supplement and other documents filed or to be filed by GHC because they contain (or will contain when available) important information about the proposed merger. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by GHC (when available) at the SEC website at http://www.sec.gov. The proxy statement, supplement and other documents also may be obtained for free from GHC by directing such request to Genesis HealthCare Corporation, Investor Relations, 101 East State Street, Kennett Square, PA 19348; telephone: 610-925-2000.

Participants in the Solicitation
GHC and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger and GHC’s scheduled 2007 annual meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies from GHC shareholders is set forth in GHC’s proxy statement filed on March 7, 2007 and in its proxy statements and Annual Reports on Form 10-K previously filed with the SEC.

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GHC Investor Contact: Jim McKeon, CFO: (610) 444-8425 Lori Mayer, Director Investor Relations (610) 925-2000 GHC Media Contact: Jim Barron/Renée Soto: (212) 687-8080